UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2005

WHITTIER ENERGY CORPORATION

 (Exact Name of Registrant as Specified in Its Charter)

Nevada	0-30598	20-0539412
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 CLAY STREET, SUITE 1100
HOUSTON, TEXAS 77002
(Address of Registrant’s Principal Executive Offices)

(713) 850-1880
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01.                                    Regulation FD Disclosure

As of December 31, 2004, Whittier Energy Corporation (the “Company”) had entered into the following derivative contracts relating to its crude oil and natural gas production, applicable to periods subsequent to December 31, 2004:

		Nymex Contract Price
Contract Period and Type	Total Volume	Floor	Ceiling/Swap Price

Crude Oil Contracts (barrels)
Swap Contracts:
January 2005 – December 2005	36,000	N/A	$34.75

Collar Contracts:
January 2005 – April 2005	15,000	$19.75	$22.75
January 2005 – December 2005	12,000	$26.00	$29.20
April 2005 – December 2005	9,000	$26.00	$28.95
January 2005 – December 2005	18,000	$31.00	$36.95
January 2006 – December 2006	96,000	$30.00	$34.25

Natural Gas Contracts (mmbtu)(1)
Swap Contracts
January 2005 – December 2005	120,000	N/A	$6.02

Collar Contracts:
January 2005 – December 2005	120,000	$4.00	$7.20
January 2005 - March 2005	72,000	$6.20	$8.40
April 2005 - September 2005	144,000	$5.75	$6.05
October 2005 - December 2005	72,000	$5.75	$6.75
January 2006 – December 2006	120,000	$5.00	$6.45

(1) Million British thermal units

All of the Company’s derivative contracts outstanding as of September 30, 2004 were previously disclosed in the Company’s Form 10-QSB for the quarter ended September 30, 2004 and filed with the Securities and Exchange Commission on November 15, 2004.  The Company has not entered into any additional derivative contracts as of the date of this report.

On April 30, 2005, certain derivative contracts relating to 3,750 barrels of crude oil production per month at a ceiling price of $22.75 per barrel will expire.  However, the Company has additional crude oil derivative contracts in place for April 2005 through December 2005, which will hedge 1,000 of the aforementioned barrels of crude oil per month at a ceiling price of $28.95 per barrel.  The net effect of these arrangements is that 2,750 barrels of the Company’s crude oil production will no longer be subject to hedging contracts after April 30, 2005.

The information in this Report is furnished pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of the Section. The information in this Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WHITTIER ENERGY CORPORATION

Date: March 21, 2005

	By:	/s/ Michael B. Young
Michael B. Young
Chief Financial Officer
(Principal Financial and Accounting
Officer)